Exhibit 99.1

Gulfport Energy Reports Fourth Quarter and Full Year 2021 Financial and Operating Results and Provides 2022 Operational and Financial Guidance

OKLAHOMA CITY (February 28, 2022) Gulfport Energy Corporation (NYSE: GPOR) (“Gulfport” or the “Company”) today reported financial and operating results for the three and twelve months ended December 31, 2021 and provided its 2022 development plan and financial guidance.

Fourth Quarter 2021 Highlights

●	Delivered total net production of 1,068.9 MMcfe per day

●	Reported $558.1 million of net income and $224.9 million of adjusted EBITDA(1)

●	Generated $128.3 million of net cash provided by operating activities and $133.9 million of free cash flow(1)

●	Amended credit facility increasing liquidity by more than $160 million

●	Authorized previously announced stock repurchase program to acquire up to $100 million of outstanding common stock

Full Year 2021 Highlights(2)

●	Delivered total net production 2% above and capital expenditures 2% below the midpoint of original 2021 guidance

●	Reported $138.2 million of net income and $716.8 million of adjusted EBITDA(1)

●	Reduced total per unit expense(3) by approximately 20% when compared to 2020

●	Generated $465.1 million of net cash provided by operating activities and $361.0 million of free cash flow(1)

●	Achieved leverage target of below 1.0x at year end 2021

●	Reported total proved reserves of 3.9 Tcfe and total discounted future net cash flows of $4.1 billion

Full Year 2022 Outlook & Overview

●	Intend to invest approximately $360 million(4) of capital, supporting a more continuous drilling program in the Utica, resulting in more than 5% production growth in 2023

●	Expect to deliver full year net production of approximately 1.0 Bcfe per day(4)

●	Plan to generate approximately $335 million of free cash flow(1); free cash flow yield(1,5) of approximately 24% at current strip prices

“During 2021, we significantly improved our balance sheet and cost structure through the restructuring process and emerged with a continuous improvement mindset, focused on disciplined capital allocation and free cash flow generation. The team executed extremely well, delivering total 2021 net production at the high end of the guidance range with total capital expenditures at the low end of the range. We also successfully achieved numerous financial objectives, including refinancing our credit facility and reaching our target leverage ratio ahead of schedule,” commented Tim Cutt, CEO of Gulfport.

“Our 2022 development program is centered around more consistent drilling operations in the Utica, allowing for increased operational efficiencies and opportunities for incremental cost reductions. We anticipate this level of activity will result in production growth of more than 5% in 2023 and modest growth through 2025. We will continue to prioritize the return of capital to shareholders and, now that we have reached our target leverage ratio, look forward to beginning to execute our previously announced stock repurchase program, which we believe holds significant value at recent trading levels.”

A company presentation to accompany the Gulfport earnings conference call can be accessed by clicking here.

1.	A non-GAAP financial measure. Reconciliations of these non-GAAP measures and other disclosures are provided with the supplemental financial tables available on our website at www.gulfportenergy.com.

2.	2021 full year reflects the combination of Successor and Predecessor company results, unless otherwise noted. The Company refers to the post-emergence reorganized company as the Successor for periods subsequent to May 18, 2021, and to the pre-emergence company as the Predecessor for periods on or prior to May 17, 2021.

3.	Includes lease operating expense, midstream transportation, gathering and processing expense, taxes other than income, recurring general and administrative expense and interest.

4.	Assumes midpoint of 2022 guidance.

5.	Free cash flow yield calculated using market capitalization as of February 25, 2022.

Operational Update

The table below summarizes Gulfport’s operated drilling and completion activity for the full year of 2021:

	Year Ended December 31, 2021
	Gross	Net	Lateral Length
Spud
Utica(1)	20	18.9	14,750
SCOOP	9	7.7	9,900

Drilled
Utica	11	10.6	15,350
SCOOP	5	4.9	9,750

Completed
Utica	17	17.0	12,500
SCOOP	11	9.4	9,500

Turned-to-Sales
Utica	17	17.0	12,500
SCOOP	11	9.4	9,500

(1)	Includes eight gross wells spud with a top-hole rig.

Gulfport’s net daily production for the full year of 2021 averaged 1,003.6 MMcfe per day, primarily consisting of 772.1 MMcfe per day in the Utica and 231.1 MMcfe per day in the SCOOP. For the full year of 2021, Gulfport’s net daily production mix was comprised of approximately 91% natural gas, 6% natural gas liquids (“NGL”) and 3% oil.

	Successor	Predecessor	Non-GAAP Combined	Predecessor
	Three Months Ended December 31, 2021	Three Months Ended December 31, 2020	Year Ended December 31, 2021	Year Ended December 31, 2020
Production
Natural gas (Mcf/day)	977,411	988,117	912,112	942,619
Oil and condensate (Bbl/day)	4,438	4,452	4,655	4,927
NGL (Bbl/day)	10,808	10,171	10,601	10,830
Total (Mcfe/day)	1,068,888	1,075,861	1,003,641	1,037,160
Average Prices
Natural Gas:
Average price without the impact of derivatives ($/Mcf)	$5.48	$2.36	$3.76	$1.95
Impact from settled derivatives ($/Mcf)	(2.35)	(0.70)	(0.91)	0.33
Average price, including settled derivatives ($/Mcf)	$3.13	$1.66	$2.85	$2.28
Oil:
Average price without the impact of derivatives ($/Bbl)	$74.71	$37.44	$65.01	$34.88
Impact from settled derivatives ($/Bbl)	(13.18)	(4.84)	(5.72)	25.76
Average price, including settled derivatives ($/Bbl)	$61.53	$32.60	$59.29	$60.64
NGL:
Average price without the impact of derivatives ($/Bbl)	$44.18	$22.25	$36.68	$16.86
Impact from settled derivatives ($/Bbl)	(7.02)	(0.54)	(3.35)	(0.04)
Average price, including settled derivatives ($/Bbl)	$37.16	$21.71	$33.33	$16.82
Total:
Average price without the impact of derivatives ($/Mcfe)	$5.77	$2.53	$4.10	$2.11
Impact from settled derivatives ($/Mcfe)	(2.27)	(0.67)	(0.89)	0.42
Average price, including settled derivatives ($/Mcfe)	$3.50	$1.86	$3.21	$2.53
Selected operating metrics
Lease operating expenses ($/Mcfe)	$0.14	$0.13	$0.14	$0.14
Taxes other than income ($/Mcfe)	$0.14	$0.10	$0.12	$0.08
Transportation, gathering, processing and compression expense ($/Mcfe)	$0.88	$1.23	$1.02	$1.20
Recurring cash general and administrative expenses ($/Mcfe) (non-GAAP)	$0.09	$0.12	$0.11	$0.14
Interest expenses ($/Mcfe)	$0.16	$0.21	$0.12	$0.32

Capital Investment

Capital investment was $292.9 million (on an incurred basis) for the full year of 2021, of which $275.6 million related to drilling and completion (“D&C”) activity and $17.3 million related to leasehold and land investment.

Financial Position and Liquidity

As of December 31, 2021, Gulfport had approximately $3.3 million of cash and cash equivalents, $164.0 million of borrowings under its revolving credit facility, $122.1 million of letters of credit outstanding and $550 million of outstanding 2026 senior notes.

Gulfport’s liquidity at December 31, 2021, totaled approximately $417.2 million, comprised of the $3.3 million of cash and cash equivalents and approximately $413.9 million of available borrowing capacity under its new revolving credit facility.

As of February 25, 2022, Gulfport had $7.1 million of cash and cash equivalents, zero borrowings under its revolving credit facility, $109.8 million of letters of credit outstanding and $550 million of outstanding 2026 Notes.

During 2021, the company paid dividends on its Preferred Stock, which included 3,071 shares of New Preferred Stock paid in kind, approximately $55 thousand of cash-in-lieu of fractional shares and $1.5 million of cash dividends.

Stock Repurchase Program

On November 2, 2021, Gulfport announced the authorization by its Board of Directors to repurchase up to $100 million of its outstanding shares of common stock through December 31, 2022. Purchases under the repurchase program may be made from time to time in open market or privately negotiated transactions, and will be subject to available liquidity, market conditions, credit agreement restrictions, applicable legal requirements, contractual obligations and other factors. The repurchase program does not require the Company to acquire any specific number of shares. The Company intends to purchase shares under the repurchase program opportunistically with available funds while maintaining sufficient liquidity to fund its capital development program. The repurchase program may be suspended from time to time, modified, extended or discontinued by the board of directors at any time. The Company did not repurchase any common stock during the year ended December 31, 2021.

2022 Guidance Update

Gulfport released operational guidance and outlook for the full year 2022, including full year expense estimates and projections for production and capital expenditures. Gulfport’s 2022 guidance assumes commodity strip prices as of February 15, 2022, adjusted for applicable commodity and location differentials, and no property acquisitions or divestitures.

	Year Ending
	December 31, 2022
	Low	High
Production
Average daily gas equivalent (MMcfepd)	975	1,025
% Gas	~90%

Realizations (before hedges)
Natural gas (differential to NYMEX settled price) ($/Mcf)	$(0.15)	$(0.25)
NGL (% of WTI)	45%	55%
Oil (differential to NYMEX WTI) ($/Bbl)	$(3.00)	$(4.00)

Operating costs
Lease operating expense ($/Mcfe)	$0.16	$0.18
Taxes other than income ($/Mcfe)	$0.11	$0.13
Transportation, gathering, processing and compression(1) ($/Mcfe)	$0.92	$0.96
Recurring cash general and administrative(2,3) (in millions)	$42	$44

(1)	Assumes rejection of Rover firm transportation agreement.
(2)	Recurring cash G&A includes capitalization. It excludes non-cash stock compensation and expenses related to certain legal and restructuring charges.

	Total
Capital expenditures (incurred)	(in millions)
D&C	$320	$360
Leasehold and land	$20
Total	$340	$380

Free cash flow(3)	$335

(3)	This is a non-GAAP measure. Reconciliations of these non-GAAP measures and other disclosures are provided with the supplemental financial tables available on our website at www.gulfportenergy.com.

Derivatives

Gulfport enters into commodity derivative contracts on a portion of its expected future production volumes to mitigate the Company’s exposure to commodity price fluctuations. For details, please refer to the “Derivatives” section provided with the supplemental financial tables available on our website at ir.gulfportenergy.com.

Estimated Proved Reserves

Gulfport reported year end 2021 total proved reserves of 3.9 Tcfe, consisting of 3.5 Tcf of natural gas, 16.2 MMBbls of oil and 53.8 MMBbls of natural gas liquids. Gulfport’s year end 2021 total proved reserves increased approximately 51% when compared to its 2020 total proved reserves. The standardized measure of discounted future net cash flows of Gulfport’s total proved reserves was $4.1 billion and the present value, discounted at 10% (referred to as “PV-10”), was $4.3 billion at December 31, 2021, an increase of $3.6 billion and $3.8 billion, respectively, when compared to its 2020 results.

The table below provides information regarding the components driving the 2021 net proved reserve adjustments:

Total (Bcfe)
Proved Reserves, December 31, 2020 (Predecessor)	2,588
Sales of oil and natural gas reserves in place	—
Extensions and discoveries	695
Revisions of prior reserve estimates	982
Current production	(366)
Proved Reserves, December 31, 2021 (Successor)	3,898
Total may not sum due to rounding.

Proved developed reserves totaled approximately 2,165 Bcfe as of December 31, 2021 or approximately 56% of Gulfport’s proved reserves. Proved undeveloped reserves totaled approximately 1,733 Bcfe as of December 31, 2021.

The table below summarizes the Company’s 2021 net proved reserves:

	December 31, 2021
	Oil (MMBbl)	Natural Gas (Bcf)	NGL (MMBbl)	Total (Bcfe)
Utica
Proved developed	2	1,482	9	1,550
Proved undeveloped	4	1,073	4	1,123
Total proved	6	2,555	13	2,673

SCOOP
Proved developed	6	445	22	613
Proved undeveloped	4	477	18	610
Total proved	10	922	40	1,223

Total
Proved developed(1)	8	1,928	31	2,165
Proved undeveloped	8	1,550	22	1,733
Total proved	16	3,478	54	3,898
Totals may not sum or recalculate due to rounding.

The following table reconciles the standardized measure of future net cash flows to the PV-10 value of Gulfport’s proved reserves:

	Proved Developed	Proved Undeveloped	Total Proved
	($ in millions)
Estimated future net revenue(1)	$4,649	$3,585	$8,234
Present value of estimated future net revenue (PV-10)(1)	$2,655	$1,660	$4,316
Standardized measure(1)			$4,138

(1)

Estimated future net revenue represents the estimated future revenue to be generated from the production of proved reserves, net of estimated production and future development costs, using prices and costs under existing economic conditions as of December 31, 2021, and assuming commodity prices as set forth below. For the purpose of determining prices used in our reserve reports, we used the unweighted arithmetic average of the prices on the first day of each month within the 12-month period ended December 31, 2021. The prices used in our PV-10 measure were $66.55 per barrel and $3.60 per MMBtu, before basis differential adjustments. These prices should not be interpreted as a prediction of future prices, nor do they reflect the value of our commodity derivative instruments in place as of December 31, 2021. The amounts shown do not give effect to non-property-related expenses, such as corporate general and administrative expenses and debt service, or to depreciation, depletion and amortization. The present value of estimated future net revenue typically differs from the standardized measure because the former does not include the effects of estimated future income tax expense of $178 million as of December 31, 2021.

Management uses PV-10, which is calculated without deducting estimated future income tax expenses, as a measure of the value of the Company’s current proved reserves and to compare relative values among peer companies. We also understand that securities analysts and rating agencies use this measure in similar ways. While estimated future net revenue and the present value thereof are based on prices, costs and discount factors which may be consistent from company to company, the standardized measure of discounted future net cash flows is dependent on the unique tax situation of each individual company. PV-10 should not be considered in isolation or as a substitute for the standardized measure of discounted future net cash flows or any other measure of a company’s financial or operating performance presented in accordance with GAAP.   A reconciliation of the standardized measure of discounted future net cash flows to PV-10 is presented above. Neither PV-10 nor the standardized measure of discounted future net cash flows purport to represent the fair value of our proved oil and gas reserves.

Fourth Quarter and Full Year 2021 Conference Call

Gulfport will host a teleconference and webcast to discuss its fourth quarter and full year 2021 results beginning at 9:00 a.m. ET (8:00 a.m. CT) on Tuesday, March 1, 2022.

The conference call can be heard live through a link on the Gulfport website, www.gulfportenergy.com. In addition, you may participate in the conference call by dialing 866-373-3408 domestically or 412-902-1039 internationally. A replay of the conference call will be available on the Gulfport website and a telephone audio replay will be available from March 1, 2022 to March 15, 2022, by calling 877-660-6853 domestically or 201-612-7415 internationally and then entering the replay passcode 13726914.

Financial Statements and Guidance Documents

Fourth quarter and full year 2021 earnings results and supplemental information regarding quarterly data such as production volumes, pricing, financial statements, and non-GAAP reconciliations are available on our website at ir.gulfportenergy.com.

Non-GAAP Disclosures

This news release includes non-GAAP financial measures. Such non-GAAP measures should be not considered as an alternative to GAAP measures. Reconciliations of these non-GAAP measures and other disclosures are provided with the supplemental financial tables available on our website at ir.gulfportenergy.com.

About Gulfport

Gulfport is an independent natural gas-weighted exploration and production company focused on the exploration, acquisition and production of natural gas, crude oil and NGL in the United States with primary focus in the Appalachia and Anadarko basins. Our principal properties are located in Eastern Ohio targeting the Utica formation and in central Oklahoma targeting the SCOOP Woodford and SCOOP Springer formations.

Forward Looking Statements

This press release includes “forward-looking statements” for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements other than statements of historical fact. They include statements regarding Gulfport’s current expectations, management’s outlook guidance or forecasts of future events, projected cash flow and liquidity, share repurchases, its ability to enhance cash flow and financial flexibility, future production and commodity mix, plans and objectives for future operations, the ability of our employees, portfolio strength and operational leadership to create long-term value, the rejection of certain midstream contracts and the assumptions on which such statements are based. Gulfport believes the expectations and forecasts reflected in the forward-looking statements are reasonable, Gulfport can give no assurance they will prove to have been correct. They can be affected by inaccurate or changed assumptions or by known or unknown risks and uncertainties. Important risks, assumptions and other important factors that could cause future results to differ materially from those expressed in the forward-looking statements are described under “Risk Factors” in Item 1A of Gulfport’s annual report on Form 10-K for the year ended December 31, 2021 and any updates to those factors set forth in Gulfport’s subsequent quarterly reports on Form 10-Q or current reports on Form 8-K (available at https://www.ir.gulfportenergy.com/all-sec-filings). Gulfport undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events.

Investors should note that Gulfport announces financial information in SEC filings, press releases and public conference calls.  Gulfport may use the Investors section of its website (www.gulfportenergy.com) to communicate with investors.  It is possible that the financial and other information posted there could be deemed to be material information.  The information on Gulfport’s website is not part of this filing.

Investor Contact:

Jessica Antle – Director, Investor Relations

jantle@gulfportenergy.com

405-252-4550

Media Contact

Reevemark

Hugh Burns / Paul Caminiti / Nicholas Leasure

212-433-4600